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                                                                 EXHIBIT 99.8.64

                               SERVICE AGREEMENT

    This Agreement is entered into as of June 5, 2017 between American United Life Insurance Company, OneAmerica Securities, Inc. ("Service Provider") and Virtus Fund Services, LLC ("VFS").

    Service Provider is an agent for various individual investment accounts (each, an "Investment Account" and collectively, the "Investment Accounts") and provides various administrative services (the "Administrative Services") to such Investment Accounts. Administrative Services for each Investment Account include processing and transfer arrangements for the investment and reinvestment of Investment Account assets in investment media specified by the Investment Account's owner, investment adviser, trustee or sponsor (each an "Investment Account Representative"). The Administrative Services are provided by Service Provider under service agreements with the various Investment Accounts.

    Service Provider and VFS desire to facilitate the purchase and redemption of shares (the "Shares") of certain of the Virtus Mutual Funds (each, a "Fund" or collectively the "Funds" as set forth in Schedule A hereof as it may be amended from time to time in accordance with the terms of this Agreement) each of which is a registered investment company distributed by VFS, on behalf of the Investment Accounts through one or more accounts (not to exceed one per Investment Account) in each Fund (individually "Fund Account" and collectively the "Fund Accounts"), subject to the terms and conditions of this Agreement.

    Accordingly, the parties hereto agree as follows:

1. PERFORMANCE OF SERVICES. Service Provider shall provide shareholder and administration services for the Investment Accounts as shareholders of the Funds. Such services may include, without limitation: (i) aggregating and processing purchase, exchange and redemption orders; (ii) responding to inquiries by Investment Account owners, and providing such owners with statements showing their positions in the Funds; (iii) processing dividend and distribution payments; (iv) providing subaccounting services for Shares held beneficially by Investment Account owners; (v) forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updating prospectuses to Investment Account owners; (vi) receiving, tabulating, and transmitting proxies executed by Investment Account owners as beneficial owners; and (vii) such other services as VFS may reasonably request, to the extent Service Provider is permitted by applicable statute, rule or regulation to provide such information or services (collectively, the "Services"). Service Provider shall provide all personnel and facilities necessary for it to, and it shall, perform the Services with respect to the Investment Accounts in a professional, competent and timely manner.

2. PRICING INFORMATION. Each Fund or its designee will make available, through the National Securities Clearing Corporation's ("NSCC") Mutual Fund Profile Service, the Funds' voice response unit, or the Funds' website on each business day that the New York Stock Exchange is open for business ("Business Day"), (i) net asset value information as at the close of regular trading (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange or as at such other time(s) at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading"), (ii) dividend and capital gains distribution information as it becomes available, and (iii) in the case of

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    income Funds, the daily accrual for interest rate factor (mil rate). Such information shall be available by 7:00 p.m. Eastern Time on the same Business Day.

3. ORDERS AND SETTLEMENT. Upon the receipt of instructions from Investment Account Representatives, Service Provider will calculate order allocations among designated investment media and transmit to VFS net orders to purchase or redeem Shares for specified Fund Accounts on the basis of those instructions. VFS hereby designates Service Provider as its limited agent, solely for the purpose of assuring that the time of receipt by Service Provider, of an order to purchase or redeem Shares, shall be controlling for purposes of determining the net asset value per share to which such order is entitled, and Service Provider agrees that only orders for net purchases or net redemptions of Shares derived from instructions received in proper form by Service Provider from Investment Account Representatives prior to the Close of Trading on any given Business Day will be processed that same evening and transmitted to VFS utilizing NSCC. Service Provider will transmit order allocations received prior to the Close of Trading on a given Business Day to VFS no later than 6:00 a.m. Eastern Time on the next following Business Day. Service Provider agrees that it shall have in place, maintain and comply with, at all times during the term of this Agreement, internal controls reasonably designed to prevent Investment Account orders received after the Close of Trading on a Business Day from being aggregated with orders properly received before that time. Without limiting the foregoing, Service Provider shall conduct these activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, and the rules and procedures of the NSCC relating to NETWORKING
    - - Matrix Levels, and (b) the then-current prospectus(es) and statement(s) of additional information of the Funds, as amended or supplemented from time to time.

    3.1 The parties agree that payment for net purchases of Shares executed by Service Provider on a given Business Day will be wired by Service Provider no later than the close of the Federal Bank on the next Business Day to a custodial account designated by VFS, and payment for redemptions of Shares executed by Service Provider on a given Business Day will be wired by VFS or the Funds no later than the close of the Federal Bank on the next Business Day to an account designated by Service Provider.

    3.2 Service Provider understands and agrees that it is solely responsible for the accuracy of any orders for purchases and redemptions transmitted to VFS or the Funds, and the transmission of any order shall constitute Service Provider's representation to VFS and the Funds that the order is accurate, complete and duly authorized by the Investment Account Representatives whose Shares are the subject of the order. Service Provider hereby agrees to indemnify and hold harmless VFS, its affiliates, the Funds, the Funds' investment advisers, the Funds' administrators, and each of their trustees/directors, officers, employees, agents and each person, if any, who controls them within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), against any losses, claims, damages, liabilities or expenses arising out of information or instructions from Service Provider concerning any purchase, redemption, exchange or other transaction in Shares that VFS or a Fund reasonably believes to be valid.

4. ACCOUNT INFORMATION. Service Provider will maintain either one Fund Account for each Investment Account or one Fund Account for multiple Investment Accounts. Each Fund Account will be opened through either FundSERV or Networking systems when possible or upon completion of

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    the application/legal documents then applicable to the desired Fund. In connection with such Fund Account, Service Provider represents and warrants that: (i) it has the authority to act on behalf of the Investment Accounts;
    (ii) either it or its agent has examined any relevant trust instruments, corporate authorizations or other authorizing documentation applicable to such Investment Accounts; and (iii) it is satisfied that the person or persons who signed Service Provider's or Service Provider's affiliates' contracts with the Investment Accounts were themselves properly authorized by the Investment Accounts and the entities which they represent. The assets in the Fund Accounts shall be the property of the Investment Accounts, and shall be segregated from Service Provider's own assets and carried free of any lien or payment.

    VFS will provide Service Provider: (a) confirmations of Fund Account activity within five (5) Business Days after each day on which a purchase or redemption of Shares is effected for the particular Fund Account; (b) if requested by Service Provider, quarterly statements detailing activity in each Fund Account within fifteen (15) Business Days after the end of each quarter; and (c) such other reports as may be reasonably requested by Service Provider, in such time as is mutually agreed by the parties.

5. MAINTENANCE OF RECORDS. Each party shall maintain and preserve all records as are required by law, rule or regulation to be maintained and preserved in connection with providing the Services and in making Shares available to the Investment Accounts. Upon the request of VFS, Service Provider shall provide copies of all the historical records relating to transactions between the Funds and the Investment Accounts, written communication regarding the Funds to or from such Investment Accounts and other materials, in each case (i) as are maintained by Service Provider in the ordinary course of its business and in compliance with applicable law or regulation; and (ii) as may reasonably be requested to enable VFS or its representatives, including, without limitation, its auditors or legal counsel, to (a) monitor and review the Services, (b) comply with any request of a governmental body or self-regulatory organization or an Investment Account Representative, (c) verify compliance by Service Provider with the terms of this Agreement, (d) make required regulatory reports, or (e) perform general supervision. Upon request of Service Provider, VFS shall provide copies of all the historical records relating to transactions in the Fund Accounts, written communications regarding the Fund Accounts and other materials, in each case
    (i) as are maintained by VFS in the ordinary course of its business and in compliance with applicable law or regulation; and (ii) as may reasonably be requested to enable Service Provider or its representatives, including, without limitation, its auditors or legal counsel, to (a) comply with any request of a governmental body or self-regulatory organization or an Investment Account Representative, (b) verify compliance by VFS with the terms of this Agreement, or (c) make required regulatory reports. The parties agree to cooperate in good faith in providing records to one another pursuant to this Section 5.

6. COMPLIANCE WITH LAWS. At all times, Service Provider shall comply with all Federal and state laws, rules and regulations applicable to it by virtue of entering into this Agreement. Upon reasonable request, Service Provider shall (a) permit VFS or its representatives to have reasonable access to Service Provider's personnel and records in order to facilitate the monitoring of the provision of the Services hereunder, and (b) execute and deliver to VFS and/or the Funds reports and/or certificates indicating that Service Provider has complied and/or will comply with: (i) all applicable requirements of laws, rules and regulations of governmental or self-regulatory authorities having jurisdiction over Service Provider; (ii) the terms of the Funds' prospectus(es)

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    and statement(s) of additional information; and (iii) this Agreement.
    Whether or not required by applicable law, Service Provider shall deliver or arrange for the delivery of prospectuses to Investment Account owners. At all times, VFS shall comply in all material respects with all laws, rules and regulations applicable to it by virtue of entering into this Agreement.

    6.1 USA PATRIOT ACT. Service Provider shall implement appropriate policies and procedures to comply with, and monitor and periodically report to VFS regarding its compliance with, rules and regulations promulgated from time to time by the Office of Foreign Assets Control (including those relating to transactions involving embargoed countries or Specifically Designated Nationals and Blocked Persons) and applicable money laundering restrictions, including, without limitation, such restrictions as may be adopted pursuant to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as it may be amended from time to time (the "USA PATRIOT Act"), with respect to similarly situated financial institutions as VFS. Service Provider agrees that it will perform the Customer Identification Program requirements of the USA PATRIOT Act, as applicable, with respect to Accounts established and transactions made pursuant to this Agreement.

    6.2 SARBANES-OXLEY ACT. Service Provider agrees to cooperate with VFS and/or the Funds to facilitate the filing by VFS, each Fund and/or their respective officers and auditors of any and all certifications or attestations as required by the Sarbanes-Oxley Act of 2002, including, without limitation, by furnishing such sub-certifications from relevant officers of Service Provider with respect to the Services and recordkeeping performed by Service Provider under this Agreement as are reasonably requested from time to time.

    6.3 RULE 38A-1. Upon request, Service Provider agrees to provide its written policies and procedures reasonably designed to prevent violations by the Funds of the "Federal Securities Laws" (as such term is defined in Rule 38a-1 under the Investment Company Act of 1940, as amended (the "1940 Act")) in connection with the Service Provider's provision of the Services, to the Funds' chief compliance officer for review and/or the Funds' board of trustees' approval. Service Provider further agrees to cooperate with VFS and/or the Funds in their review of such written policies and procedures, including, without limitation, furnishing such certifications and sub-certifications as VFS and/or the Funds shall reasonably request from time to time. Service Provider agrees that it shall promptly notify VFS and the Funds in the event that a "material compliance matter" (as such term is defined pursuant to Rule 38a-1 under the 1940 Act) arises with respect to the Services it provides under this Agreement.

    6.4 REGULATION S-P. Service Provider shall not, directly or indirectly, disclose or use any nonpublic personal information regarding the consumers or customers of VFS and/or the Funds (as the terms "consumer" and "customer" are defined in Regulation S-P), other than to carry out the functions contemplated by the Agreement or as otherwise permitted by Regulation S-P and other applicable law or regulation, and Service Provider shall establish appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of any such nonpublic personal information.

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    6.5   MARKET TIMING. VFS and/or each board of trustees of the Funds (the
          "Board") may, in its discretion and without notice, refuse to sell Shares of any Fund to any person, or suspend or terminate the offering of Shares of any Fund, if such action is required by law or by regulatory authorities having jurisdiction with respect to VFS or the Fund, as the case may be, or is, in the reasonable discretion of VFS or the Board, reasonably necessary in order to protect the best interests of the Fund's investors. Service Provider shall establish and maintain policies and procedures reasonably designed to detect, monitor and deter (including, without limitation, rejecting specific purchase orders) Investment Account owners (or their agents) whose purchase and redemption activity follows a market timing pattern or otherwise contravenes the restrictions or prohibitions on market timing, if any, as found in the Fund's then-current Registration Statement, and to take such other actions as it deems necessary to discourage or reduce such market timing activity. For the purposes hereof, "market timing activity" shall mean and refer to any discernable pattern of excessive trading in and out of a Fund by one or more Investment Account owners (or their agents), including, without limitation, any purchase and sale (round trip) in and out of a Fund within any thirty calendar day (30-day) period.

    6.6 PROTECTION OF PERSONAL INFORMATION OF RESIDENTS OF MASSACHUSETTS. To the extent that Service Provider has access to personal information about any residents of the Commonwealth of Massachusetts in connection with this Agreement and providing Services hereunder, Service Provider shall develop, implement, maintain and monitor a comprehensive, written information security program applicable to any records containing such personal information in compliance with 201 CMR 17.00 et seq. Service Provider further agrees to provide VFS and/or the Funds such certifications with respect to such information security program as VFS and/or the Funds shall reasonably request from time to time.

7. SHAREHOLDER INFORMATION AND RULE 22C-2. If Service Provider is trading as an Intermediary (a broker, dealer, bank or other entity that holds securities of record issued by the Funds in nominee name; and in the case of a participant-directed employee benefit plan that owns Shares issued by the Funds, a retirement plan administrator under ERISA or any entity that maintains the plan's participant records (collectively "Intermediary")), such Intermediary hereby agrees as follows:

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    7.1   AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide the
          Funds, upon written request, the taxpayer information number ("TIN"), if known, of any or all Shareholder(s) of the Fund Account(s) and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or Fund Account(s) (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through a Fund Account maintained by the Intermediary during the period covered by the request.

          7.1.1 PERIOD COVERED BY REQUEST. Requests must set forth a specific period, generally not to exceed one-hundred eighty (180) calendar days from the date of the request, for which transaction information is sought. The Funds may request transaction information older than 180 days from the date of the request as they deem necessary to investigate compliance with policies established by the Funds for the purposes of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds. If requested by the Funds, Intermediary agrees to provide the information specified in Section 7.1 for each trading day.

          7.1.2 FORM AND TIMING OF RESPONSE. Intermediary agrees to transmit the requested information that is on its books and records to the Funds or their designee promptly, but in any event not later than ten (10) Business Days after receipt of a request. If the requested information is not on the Intermediary's books and records, Intermediary agrees to use reasonable efforts to: (i) promptly obtain and transmit the requested information; (ii) obtain assurances from the Investment Account owner(s) that the requested information will be provided directly to the Funds or their designee promptly; or (iii) if directed by the Funds or their designee, block further purchases of Shares from such Investment Account(s). In such instance, Intermediary agrees to inform the Funds or their designee whether Intermediary plans to perform (i), (ii) or (iii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Funds should be consistent with the NSCC Standardized Data Reporting Format.

          7.1.3 LIMITATIONS ON USE OF INFORMATION. VFS, on behalf of itself and the Funds, agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

    7.2. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Funds to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Funds as having engaged in transactions of Shares (directly or indirectly through the Intermediary's Fund Account(s)) that violate policies established by the Funds for the purposes of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

          7.2.1 FORM OF INSTRUCTIONS. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include any equivalent identifying number of the Shareholder(s) or Fund Account(s) or other agreed-upon information to which the instruction relates.

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          7.2.2 TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) Business Days after receipt of the instructions by the Intermediary.

          7.2.3 CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to the Funds that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) Business Days after the instructions have been executed.

    7.3   DEFINITIONS. For purposes of this Section 7:

          7.3.1 The term "Funds" includes the Funds' principal underwriter and transfer agent, VFS. The term does not include any "excepted funds" as defined in Rule 22c-2(b) under the 1940 Act.

          7.3.2 The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by the Intermediary.

          7.3.3 The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name or, if applicable, the plan participant notwithstanding that the relevant employee benefit plan may be deemed to be the beneficial owner of such Shares.

8. INCORPORATION OF THE RULES OF THE NSCC. The Rules & Procedures Manual of the NSCC, as amended from time to time (the "Procedures"), are hereby made a part of this Agreement as if fully set forth herein and shall be a part of each trade cleared by Service Provider on behalf of or at the request of VFS. The Procedures applicable to the transmission of information and instructions, and the settlement of transactions, shall be followed in all instances unless the NSCC is unavailable for whatever reason. In the event that the NSCC is unavailable, the parties will mutually agree on manual procedures for the processing of transactions and other necessary activities.

9. REPORTS. Service Provider will provide VFS and/or the Funds or their designees such information as such party may reasonably request (including, without limitation, periodic certifications confirming the provision to the Services to Investment Accounts and the beneficial owners of Shares through the Investment Accounts), and will otherwise cooperate with VFS, the Funds and their designees (including, without limitation, any auditors designated by the Funds), in connection with the preparation of reports concerning this Agreement and the monies paid or payable under this Agreement, as well as any other reports or filings that may be required by law. Service Provider shall cooperate fully with any and all efforts by VFS and/or the Funds or their designees to assure such party that Service Provider has implemented effective compliance policies and procedures administered by qualified personnel including, without limitation: (i) permitting such party to become familiar with Service Provider's operations and understand those aspects of Service Provider's operations that expose VFS and/or the Funds to compliance risks; (ii) permitting such party to maintain an active working relationship with Service Provider's compliance personnel; (iii) providing such party with periodic and special reports in the event of compliance problems; (iv) providing such party with such certifications as such party may require on a periodic or special basis; and (v) making Service Provider's personnel and applicable books, records, policies and procedures available to such audit personnel as VFS or the Funds may designate to audit the effectiveness of Service Provider's compliance controls or to respond to

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    requests and inquiries from governmental bodies and self regulatory organizations. Service Provider agrees to promptly notify VFS with respect to (a) the initiation and disposition of any formal disciplinary action by any agency or instrumentality having jurisdiction with respect to the subject matter hereof against Service Provider or any of its employees or agents; (b) the issuance of any form of deficiency notice by any such agency regarding Service Provider's training, supervision or sales practices; and
    (c) the effectuation of any consensual order with respect thereto.

10. OPERATIONS OF FUNDS. In no way shall the provisions of this Agreement limit the authority of any Fund or VFS to take such lawful action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its Shares. Without limiting the foregoing, each Fund reserves the right to delay, suspend or terminate the offering and/or right of redemption of its Shares in accordance with the provisions of applicable law or regulation, including the 1940 Act and the rules promulgated thereunder, and in accordance with the procedures and policies of such Fund, as described in its then-current Registration Statement.

11. REPRESENTATIONS WITH RESPECT TO VIRTUS MUTUAL FUNDS. Service Provider and its agents shall not make representations concerning a Fund, Shares or any other fund in the Virtus Mutual Funds, except those contained in the then-current Registration Statement applicable to such Fund, Shares or other fund, in current sales literature furnished by VFS to Service Provider, and in current sales literature created by Service Provider and submitted to and approved in writing by VFS prior to its use. Any materials created by Service Provider that identify or describe VFS, any Fund or any other fund in the Virtus Mutual Funds and which are to be generally circulated or disseminated by Service Provider or Investment Account Representatives, shall be provided by Service Provider to VFS at least ten (10) Business Days prior to such circulation or dissemination (unless VFS consents in writing to a shorter period), and such materials shall not be circulated or disseminated, or further circulated or disseminated, at any time after VFS shall have given written notice to Service Provider of any objection thereto. Service Provider will include in all materials that it creates any disclosures that may be required by law or regulation, as well as any material comments reasonably made by VFS or the Funds on the materials. Nothing in this Section 11 shall be construed to make VFS, the Funds or any other fund in the Virtus Mutual Funds liable for the use of any information about a Fund, Shares or any other fund in the Virtus Mutual Funds, which is disseminated by the Service Provider.

12. USE OF NAMES. Except as otherwise expressly provided for in this Agreement, Service Provider shall not use, nor shall it allow its employees or agents to use, the name or logo of VFS, any affiliate of VFS, or any products or services sponsored, managed, advised, administered, or distributed by VFS or any of its affiliates, including without limitation the Funds and any other funds in the Virtus Mutual Funds, for advertising, trade, or other commercial or noncommercial purposes without the express prior written consent of VFS. Except as otherwise expressly provided for in this Agreement, neither VFS nor the Funds shall allow its employees or agents to use the name or logo of Service Provider, any affiliate of Service Provider, or any products or services sponsored or offered by Service Provider or any of its affiliates, for advertising, trade, or other commercial or noncommercial purposes without the express prior written consent of Service Provider.

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13. RELATIONSHIP OF PARTIES; NON-EXCLUSIVITY. Except for the limited agency relationship described in Section 3, it is understood and agreed that all Services performed hereunder by Service Provider shall be as an independent contractor and not as an employee or agent of VFS or any of the Funds, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

14. INSURANCE AND BONDING. Service Provider and VFS agree to maintain adequate errors and omissions (or equivalent) insurance coverage with limits of not less than five million dollars. Upon request, Service Provider shall furnish to VFS a certificate of insurance evidencing such coverage.

15. EXPENSES.

    15.1 Except as otherwise expressly provided herein, each party shall bear all expenses incidental to the performance of its obligations under this Agreement.

    15.2 VFS agrees, on behalf of the Funds, that (except as otherwise agreed between the Funds and their investment adviser(s) or others with respect to any expense limitation agreements) each Fund shall pay the cost of registration of its shares with the SEC and in states where required. VFS further agrees that VFS or the applicable Fund shall distribute or cause to be distributed to Service Provider each Fund's proxy material, periodic Fund reports to shareholders and other material as such Fund may be required by law to be sent to Investment Accounts as shareholders of the Fund. The cost of preparing and printing such material shall be paid by the applicable Fund or VFS, and the cost of distributing such items to the Investment Accounts shall be borne by Service Provider.

16. FEES.

    16.1 In consideration of Service Provider's performance of the Services, VFS agrees to pay Service Provider, or cause the Funds to pay Service Provider, the fees described in Schedule A ("Service Fees").

    16.2 The parties agree that the Service Fees are for the Services only and do not constitute payment in any manner for investment advisory or distribution services.

    16.3 Service Fees will be paid on a quarterly basis within thirty (30) calendar days after Service Provider provides to VFS an invoice setting forth the Service Fees due for that quarter, the basis of the calculation thereof and the number of Investment Accounts invested in Shares of each Fund during the quarter.

    16.4 The parties acknowledge and agree that although the Funds referenced on Schedule A may include the Class R6 shares for those Funds offering them, Service Provider will not receive a fee under this Agreement for providing Services to the shareholders of Class R6 shares but will instead be compensated, if at all, under separate arrangements with

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          the applicable retirement plans holding such Class R6 shares or others not party to this Agreement.

17. TERMINATION. This Agreement may be terminated, with respect to a Fund or the Funds, as follows:

    17.1 At the option of VFS, immediately upon written notice to Service Provider upon the adoption of any legislation, regulation, ruling or opinion which has the effect of limiting, or the operation of which serves to limit, VFS or VFS's affiliate's investment advisory or administration fee with respect to such Fund(s) to an amount that is less than the administrative fee otherwise payable with respect to such Fund(s).

    17.2 At the option of either party, immediately upon written notice to the other party:

          (a) in the event that formal proceedings are initiated against a Fund or VFS, or against Service Provider, as the case may be, by the Financial Industry Regulatory Authority, the SEC, or any other regulatory body, and the terminating party has a reasonable belief that the institution of such formal proceedings is not without foundation and will have a material adverse impact on the terminating party;
          (b) if (i) in the judgment of a Fund's officers, the Fund's declining to accept any additional orders for, or to make any sales of, Shares is warranted by market, economic or political conditions, or by abnormal circumstances of any kind; (ii) the SEC has issued and there remains in effect any stop order suspending the effectiveness of such Fund's Registration Statement or prospectus; (iii) a current prospectus as required by Section 10 of the 1933 Act is not on file with the SEC; or
                (iv) the distribution agreement between a Fund and VFS has been terminated;
          (c) upon an assignment of this Agreement by the other party in a manner that is not permitted under the terms of Section 27 hereof; and
          (d) if the other party is in material breach of this Agreement unless the party in breach cures the breach, to the reasonable satisfaction of the party alleging the breach, within ten (10) calendar days following the expiration of the Conciliation Period described in Section 19.1 hereof.

    17.3 At the election of either party upon ninety (90) calendar days advance written notice to the other party hereto or at such time following such notice as no Investment Account subject to this Agreement has monies invested in such Fund(s), if earlier.

18. LIABILITY; ACTS BEYOND CONTROL Each party shall be entitled to conclusively rely on the authenticity of any notice or other communication received from the other party so long as such party reasonably believes the notice or other communication to be genuine. Further, neither party shall be responsible hereunder for losses caused directly or indirectly by conditions beyond its reasonable control, including but not limited to war, natural disaster, government or NSCC restrictions or changes, exchange, market or NSCC rulings, strikes, interruptions of communications or data processing services, or disruptions in orderly trading on any exchange or market. The parties acknowledge that unforeseen circumstances may temporarily prohibit each of them from performing its duties hereunder on the NSCC system.

    Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, other than with respect to any indemnity owing hereunder, neither party shall be liable hereunder to the other party for (a) any act or omission provided that such party acted in good faith, unless such party's conduct is found to constitute gross negligence or willful misconduct (b) undertaking any act on instructions from the other party or for failing to act in the absence of such instructions if instructions are warranted, or (c) for (i) any losses or unrealized gains resulting from the failure to comply with instructions that were not authorized on a timely basis, or (ii) any indirect, incidental, special, consequential or punitive damages, including without limitation any damages claimed as a result of lost profits.

19. DISPUTES. In order to attempt to promptly resolve disputes arising under this Agreement, the parties agree that the conciliation procedures set forth below shall be utilized prior to either party instituting legal proceedings against the other, except as described in Section 19.2.

    19.1 In the event a disagreement or dispute shall arise between the parties, the aggrieved party shall provide the other with written notice setting forth the nature of the problem. Within ten (10) calendar days after receipt of that notice, each party will promptly appoint a designated officer or other authorized representative to meet for the purpose of endeavoring to resolve the disagreement or dispute as promptly as possible. They shall continue to meet in accordance with a schedule they determine until the problem shall be resolved; provided, however, that if the problem is not resolved within fifteen (15) calendar days after the first meeting (the "Conciliation Period"), either party shall be free to pursue its remedies at law or in equity, consistent with the terms of this Agreement, unless both parties shall agree in writing to extend the Conciliation Period.

    19.2  Either party, before, during or following the Conciliation Period, may
          (i) institute legal proceedings to the extent such institution is necessary to preserve the timeliness of an action, or (ii) apply to a court having jurisdiction for a temporary restraining order, preliminary injunction or other equitable relief, where such relief is necessary to protect its interests notwithstanding the conciliation described in this Section 19.

    19.3 Neither party may disclose the existence, proceedings or results of any conciliation hereunder without the prior written consent of the other party.

20.    INDEMNIFICATION.

    20.1 In addition to indemnifications contained elsewhere in this Agreement, Service Provider agrees to indemnify and hold harmless VFS, its affiliates, the Funds, the Funds' investment advisers, the Funds' administrators, and each of their trustees/directors, officers, employees, agents and each person, if any, who controls them within the meaning of the 1933 Act, against any losses, claims, damages, liabilities or expenses to which an indemnitee may become subject insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise out of or are based upon (i) the provision of Services by Service Provider; (ii) Service Provider's gross negligence or willful misconduct in performing the Services;
          (iii) any breach by Service Provider of any material provision of this Agreement; (iv) any breach by Service Provider of a representation, warranty or covenant made in this Agreement; or (v) any material misstatements or omissions of material facts that Service Provider or its agents make concerning any Fund that are inconsistent with the Fund's current prospectus, statement of additional information, periodic reports to shareholders, proxy statements, or any other material VFS or the Fund has provided in writing to Service Provider; and Service Provider will reimburse the indemnitees for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such loss, claim or action. This agreement to indemnify and hold harmless will be in addition to any liability which Service Provider may otherwise have.

    20.2 VFS agrees to indemnify and hold harmless Service Provider and its affiliates, and each of its trustees/directors, officers, employees, agents and each person, if any, who controls Service Provider within the meaning of the 1933 Act against any losses, claims, damages, liabilities or expenses to which an indemnitee may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the prospectus or statement of additional information of a Fund, or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make statements therein not misleading; (ii) any breach by VFS of any material provision of this Agreement; (iii) VFS's gross negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement; or (iv) any breach by VFS of a representation, warranty or covenant made in this Agreement; and VFS will reimburse the indemnitees for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending any such loss, claim or action. This agreement to indemnify and hold harmless will be in addition to any liability which VFS may otherwise have.

    20.3 Promptly after receipt by an indemnitee under this Section 20 of notice of the commencement of an action, the indemnitee will, if a claim in respect thereof is to be made against the indemnitor, notify the indemnitor of the commencement thereof in accordance with the provisions of Section 21 hereof within seven (7) calendar days after the summons or other first legal process shall have been served, unless within such 7 days the indemnitor shall have been served in the same action, in which case such notification may be given within sixty
          (60) calendar days, provided that the failure to so notify the indemnitor will not relieve it from any liability that it may have to any indemnitee under this Section 20 or otherwise except to the extent that the indemnitor has been prejudiced in any material respect by such failure , and then only to the extent of any such actual prejudice. If any such action is brought against any indemnitee and it notifies the indemnitor of the commencement thereof, the indemnitor will be entitled to assume the defense thereof with counsel reasonably satisfactory to the indemnitee, and the defendant or defendants in such action entitled to indemnification hereunder shall have the right to participate in the defense or preparation of the defense of any such action. In the event the indemnitor does elect to assume the defense of any such action, and to retain counsel of good standing, the defendant or defendants in such action shall bear the fees and expenses of any additional counsel retained by any of them; but in case the indemnitor does not elect to assume the defense of any such action, the indemnitor will reimburse the indemnitee(s) named a defendant or defendants in such action for the fees and expenses of one single additional counsel agreed upon by them. If the indemnitor assumes the defense of any such action, the indemnitor shall not, without the prior written consent of the indemnitee(s), settle or compromise the liability of the indemnitee(s) in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent each indemnitee receives from such claimant an unconditional release from all liability in respect of such claim.

21. NOTICE. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other party at the following address or such other address as each party may give notice to the other:

    If to Service Provider, to:
              One America
              One American Square
              Indianapolis, In 46206

          Attention: Greg Quick

    If to VFS, to:

          Virtus Fund Services, LLC
          101 Munson Street, Suite 104
          Greenfield, MA 01301
          Attention:  Heidi Griswold

          With a copy to:

                Virtus Investment Partners
                100 Pearl Street
                Hartford, CT 06103
                Attention:  Counsel

    A notice given pursuant to this Section 21 shall be deemed given immediately when delivered personally, three (3) calendar days after the date of certified mailing, and one (1) calendar day after the date of mailing for delivery by courier service.

22. GOVERNING LAW. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts without giving effect to the principles of conflicts of laws thereof.

23. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS. Each party represents that it is has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity. Service Provider further represents, warrants and covenants that (a) to the extent required by law or regulation, the arrangements provided for in this Agreement will be disclosed to any customers, and (b) it is either (i) properly registered as a transfer agent or broker-dealer pursuant to applicable laws, rules and regulations, or (ii) not required by applicable laws, rules and regulations to be registered as a transfer agent or broker-dealer as a result of entering into, and performing the Services as set forth in, this Agreement.

24. SEVERABILITY; FURTHER ASSURANCES. Should any provision of this Agreement be held invalid or unenforceable by any arbitrator, statute, rule or otherwise, the remaining provisions of this Agreement will continue in full force and effect. Upon such determination that any provision is invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

25. COMPLETE AGREEMENT; COUNTERPARTS. This Agreement contains the full and complete understanding of the parties with respect to the subject matter hereof, and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

26. THIRD PARTY BENEFICIARIES. The parties hereto acknowledge and agree that the Funds, along with any non-party indemnitees listed in Section 20, are intended third party beneficiaries of this Agreement and may enforce their rights hereunder even though they are not parties to this Agreement.

27. MODIFICATION, WAIVER AND ASSIGNMENT. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties. This Agreement shall not be assigned by a party hereto, without the prior written consent of the other party hereto, except that VFS may assign this Agreement to an affiliate having the same ultimate ownership as VFS without such consent.

28. SURVIVAL. The provisions of Sections 5, 6, 7, 12, 13, 18, 19, 20, 22 and 26 shall survive termination of this Agreement.

                           [Signature page follows.]

        IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first set forth in this Agreement


        ----------------------------------------------------------
        AMERICAN UNITED LIFE INSURANCE COMPANY

        By:      /s/ Terry W. Burns
                 -------------------------------------------------
        Name:    Terry W. Burns
                 -------------------------------------------------
        Title:   Assistant Vice President
                 -------------------------------------------------

        ONEAMERICA SECURITIES, INC

        By:      /s/ Matthew T Fleetwood
                 -------------------------------------------------
        Name:    Matthew T Fleetwood
                 -------------------------------------------------
        Title:   President
                 -------------------------------------------------

        VIRTUS FUND SERVICES, LLC

        By:      /s/ Heidi Griswold
                 -------------------------------------------------
        Name:    Heidi Griswold
                 -------------------------------------------------
        Title:   Vice President, Mutual Fund Services
                 -------------------------------------------------

                                   SCHEDULE A

FUNDS

The "Funds" referenced in this Agreement shall be all classes of all registered open-end funds for which VFS serves as the transfer agent.

FEES

The "Fees" referenced in this Agreement shall be 20 basis points for all Class A, Class I and Class T shares of the Funds. The Fee payable each month with respect to a Fund shall be an amount equal to the average daily net assets invested in such Fund during the month MULTIPLIED by the applicable per annum rate described above MULTIPLIED by a fraction the numerator of which is the number of days in the month and the denominator of which is 365.

All funds are load waived, and finder fees are not applicable. To the extent there is a broker-dealer listed on an account and that broker-dealer has a selling agreement with the Funds' distributor, any 12b-1 fees applicable to that account will be paid to the broker-dealer listed on the account in accordance with the selling agreement. The Fees applicable to this Agreement do not include such 12b-1 fees.

No fees will be payable under this Agreement for services provided to the shareholders of Class R6 and/or Class IS; fees for such services will instead be paid, if at all, under separate arrangements with the applicable plans holding such Class R6 and/or Class IS shares or others not party to this Agreement.